As filed with the Securities and Exchange Commission on January 14, 2008    Registration No. 333-148433

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER  THE
SECURITIES ACT OF 1933

NEURO-HITECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-4121393
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503
New York, NY 10019
(212) 594-1215
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Dr. Gary T. Shearman
Chief Executive Officer
Neuro-Hitech, Inc.
One Penn Plaza, Suite 1503
New York, NY 10019
(212) 594-1215
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Jeffrey E. Jordan, Esq.
Arent Fox LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5339
(202) 857-6000

Approximate date of commencement of proposed sale to the public : From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities, or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2008

PROSPECTUS

3,284,645 Shares
NEURO-HITECH, INC.
Common Stock

This prospectus relates to resales of up to 3,284,645 shares of the Company’s common stock, which includes 2,034,645 shares of common stock underlying exercisable warrants. The shares of common stock will be offered for the account of certain of the Company’s stockholders named in this prospectus under the heading “Selling Stockholders” beginning on page 14.

The shares of common stock to which this prospectus relates may be sold from time to time by and for the account of the selling stockholders named in this prospectus or in supplements to this prospectus. The selling stockholders may sell all or a portion of these shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The Company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

The Company’s common stock is quoted on the NASDAQ Capital Market under the symbol “NHPI.” On December 31, 2007, the last reported sales price of the Company’s common stock on the NASDAQ Capital Market was $4.20 per share.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                , 2008.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
FORWARD−LOOKING STATEMENTS	2
SUMMARY	3
RISK FACTORS	4
USE OF PROCEEDS	13
SELLING SECURITY HOLDERS	13
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	20
EXPERTS	20
WHERE YOU CAN FIND MORE INFORMATION	20
INCORPORATION BY REFERENCE	21

You should rely only upon the information contained in, or incorporated by reference into, this document. The Company has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The common stock to which this prospectus relates is not being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. The Company’s business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell shares of the Company’s common stock in one or more offerings from time to time. To the extent that any statement that the Company makes in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. The rules of the SEC allow the Company to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be part of this prospectus, and information that the Company files later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described in this prospectus under “Where You Can Find More Information.”

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports the Company files with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

FORWARD−LOOKING STATEMENTS

This Registration Statement contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). To the extent that any statements made in this Registration Statement contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” “projects” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined under “Risk Factors” and include, without limitation, the Company’s early stage, limited history, limited revenues, limited cash and ability to raise capital to finance the growth of the Company’s operations, the Company’s ability to develop the Company’s products and obtain necessary governmental approvals, the Company’s ability to protect the Company’s proprietary information, the Company’s ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in the Company’s filings with the SEC, or otherwise.

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in the Company’s common stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where You Can Find More Information.”

The Company

Neuro-Hitech, Inc. (the “Company” or “Neuro-Hitech”) is an early stage pharmaceutical company engaged in the development of therapies for Alzheimer’s disease and other degenerative neurological disorders. The Company is focused particularly on technologies that address large unmet medical needs and investigational compounds that have the potential to show clinical improvements versus current treatments.

The Company’s most advanced product candidate, Huperzine A, has completed the double blind portion of its U.S. Phase II clinical trial in the treatment of mild to moderate Alzheimer’s disease. The Company expects to report top-line data from the double-blind portion of the clinical trial in the first quarter of 2008.

Prior to the Company starting its Phase II trial, the Company completed pre-clinical toxicology and two Phase I clinical studies in Alzheimer’s disease through a collaboration with the Alzheimer’s Disease Cooperative Study and the National Institutes of Health.

The Company is currently developing a synthetic version of Huperzine A that is intended as an alternative to the Company’s current dependence on botanical sourcing from the natural moss. The Company believes that synthetic Huperzine A could reduce overall production costs by allowing a lower cost of goods and may benefit from enhanced intellectual property protection.

The Company is also developing a multi-day transdermal patch for dosing of Huperzine A, with the goal of increasing compliance and convenience. The Company believes that Huperzine A can effectively be delivered transdermally because of its low dosage requirement and low molecular weight. The Company expects to begin a Phase I clinical trial for the transdermal patch in the second half of 2008 and to report study results in the first half of 2009.

Worldwide research thus far suggests that, in addition to Alzheimer’s disease, Huperzine A may be effective in treating other neurodegenerative diseases.

In addition to Huperzine A, the Company is currently working on two pre-clinical development programs: a program for development of second generation anti-amyloid compounds for Alzheimer’s disease and a program for development of a series of compounds targeted to treat and prevent epilepsy.

Recent Developments

On December 14, 2007, the Company issued to certain individual investors and private equity firms and their affiliates in a private offering, 1,250,000 shares of its common stock and warrants to purchase 625,000 shares of its common stock for $5.0 million in cash (the “Offering”). Including the proceeds of the Offering, the Company had approximately $6.2 million in cash and cash equivalents as of December 31, 2007.

History

The Company was originally formed on February 1, 2005, as Northern Way Resources, Inc., a Nevada corporation, for the purpose of acquiring exploration and early stage natural resource properties. On January 24, 2006, the Company entered into an Agreement and Plan of Reorganization by and among Neuro-Hitech, Marco Hi-Tech JV Ltd., a privately held New York corporation, and Marco Acquisition I, Inc., the Company’s then newly formed wholly-owned Delaware subsidiary. Upon closing under the Agreement and Plan of Reorganization, Marco Acquisition I, Inc. was merged with and into Marco Hi-Tech JV Ltd., and Marco Hi-Tech JV Ltd. became a wholly-owned subsidiary of the Company. In connection with that merger, the Company changed its name to Neuro-Hitech Pharmaceuticals, Inc. The Company subsequently changed its name to Neuro-Hitech, Inc. on August 11, 2006.

The Company’s principal executive offices are located at One Penn Plaza, Suite 1503, New York, NY 10019. The Company’s telephone number is (212) 594-1215. The information on the Company’s website, www.neurohitech.com, is not incorporated into or part of this prospectus.

RISK FACTORS

Investing in the Company’s common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of the Company’s common stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occur, the Company’s business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of the Company’s common stock could decline and investors in the Company’s common stock could lose all or part of their investment.

The failure to complete development of Huperzine A, obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations could delay or limit introduction of proposed products and result in failure to achieve revenues or maintain the Company’s ongoing business.

The Company’s research and development activities, and the manufacture and marketing of its intended products, are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad. Before receiving FDA clearance to market the Company’s proposed products, the Company will have to demonstrate that its products are safe and effective on the patient population and for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The FDA and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, clinical trials and regulatory approval can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

In order to be commercially viable, the Company must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute its technologies. For each drug the Company must successfully meet a number of critical developmental milestones, including:

•	demonstrate benefit from each specific drug technology,
•	demonstrate through pre-clinical and clinical trials that the drug and patient specific therapy is safe and effective, and
•	establish a viable Good Manufacturing Process capable of potential scale up.

The time frame necessary to achieve these developmental milestones may be long and uncertain, and the Company may not successfully complete these milestones for any of its intended products in development.

In addition to these risks, Huperzine A is subject to additional developmental risks which include the following:

•	the uncertainties arising from the rapidly growing scientific aspects of drug therapies and potential treatment,
•	uncertainties arising as a result of the broad array of potential treatments related to neurological disease, and
•	anticipated expense and time believed to be associated with the development and regulatory approval of treatments for neurological disease.

In order to conduct clinical trials that are necessary to obtain approval by the FDA to market a product, it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because the Company or its clinical investigators do not follow the FDA’s requirements for conducting clinical trials. If the Company is unable to receive clearance to conduct clinical trials or the trials are halted by the FDA, the Company would not be able to achieve any revenue from such product, as it is illegal to sell any drug or medical device for human consumption without FDA approval.

Data obtained from clinical trials is susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials (as of the date of this prospectus the double blind portion of the Phase II clinical trials of Huperzine A have been completed but the data has not yet been reported) do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The Company is also not able to assure that the results of the tests already conducted will be consistent with prior observations or support the Company’s applications for regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of an intended product under development could delay or prevent regulatory clearance of a potential drug, resulting in delays to commercialization, and could materially harm the Company’s business. The Company’s clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for the Company’s drugs, and thus its proposed drugs may not be approved for marketing. Even after approval, further studies could result in withdrawal of FDA and other regulatory approvals and voluntary or involuntary withdrawal of products from the market.

The Company may encounter delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of development, clinical trials and FDA regulatory review. The Company may encounter similar delays in foreign countries. Sales of the Company’s products outside the U.S. would be subject to foreign regulatory approvals that vary from country to country. The time required to obtain approvals from foreign countries may be shorter or longer than that required for FDA approval, and requirements for foreign licensing may differ from FDA requirements. The Company may be unable to obtain requisite approvals from the FDA and foreign regulatory authorities, and even if obtained, such approvals may not be on a timely basis, or they may not cover the uses that the Company requests.

Because the Company has accumulated deficits in the research and development of Huperzine A since inception, there is no guarantee that the Company will ever become profitable even if one or more of the Company’s drugs are approved for commercialization.

Since inception the Company has recorded operating losses. As of September 30, 2007, the Company had a stockholders’ equity of approximately $2,031,110 and an accumulated deficit of approximately $30,808,915. In addition, the Company expects to incur increasing operating losses over the next several years as the Company continues to incur increasing costs for research and development and clinical trials, compliance with governmental regulations and in other development activities. The Company’s ability to generate revenue and achieve profitability depends upon its ability, alone or with others, to complete the development of its proposed products, obtain the required regulatory approvals and manufacture, market and sell its proposed products. Development is costly and requires significant investment. In addition, the Company may choose to license rights to particular drugs. The license fees for such drugs may increase the Company’s costs.

The Company has not generated any revenue from the commercial sale of its proposed products in development or any drugs and does not expect to receive such revenue in the near future. The Company’s primary activity to date has been research and development. Revenues to date are primarily from sales of inventory of imported huperzine, which may be continued by the Company, but which may be reduced or eliminated entirely as the Company refocuses its efforts on drug development and approval.

The Company cannot be certain as to when or whether to anticipate commercializing and marketing its proposed products in development and does not expect to generate sufficient revenues from proposed product sales to cover its expenses or achieve profitability in the near future.

The Company has limited cash available, and the Company may not have sufficient cash to continue its business operations.

As of December 31, 2007 the Company had approximately $6.2 million in cash and cash equivalents which reflects the completion of a private placement on December 14, 2007. The Company increased its research and development expenses from $678,798 for the year ended December 31, 2005 to $2,674,714 for the year ended December 31, 2006 and from $1,879,020 for the nine months ended September 30, 2006 to $2,482,821 for the nine months ended September 30, 2007 as a result of the expansion of the Company’s clinical development portfolio. The Company expects to continue to incur losses in future months as the Company engages in further expenditures to develop its business infrastructure and pursue its business plan.

The Company has relied almost entirely on external financing to fund its operations to date. Such financing has historically come from the sale of common stock to third parties. The Company may need to raise additional capital to fund its operations. The Company cannot assure you that financing from external sources will be available if needed or on favorable terms. The sale of the Company’s common stock to raise capital may cause dilution to its existing stockholders. If additional financing is not available when required or is not available on acceptable terms, the Company may be unable to fund its operations and expansion, successfully develop its products, take advantage of business opportunities or respond to competitive market pressures, any of which could make it more difficult for the Company to continue operations. Any reduction in the Company’s operations may result in a lower stock price.

Even with additional capital, the Company may not be able to execute its current business plan and fund business operations long enough to achieve positive cash flow. Furthermore, the Company may be forced to reduce its expenses and cash expenditures to a material extent, which would impair the Company’s ability to execute its business operations.

Acceptance of the Company’s products in the marketplace is uncertain and failure to achieve market acceptance will prevent or delay its ability to generate revenues.

The Company’s future financial performance will depend, at least in part, upon the introduction and acceptance of the Company’s proposed Huperzine A products by physicians, patients, payors and the broader medical community. Even if approved for marketing by the necessary regulatory authorities, the Company’s products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt of regulatory clearance of marketing claims for the uses that the Company is developing;
•	the establishment and demonstration of the advantages, safety and efficacy of Huperzine A;

•	pricing and reimbursement policies of government and third party payors such as insurance companies, health maintenance organizations and other health plan administrators;
•	the Company’s ability to attract corporate partners, including pharmaceutical companies, to assist in commercializing the Company’s intended products; and
•	the Company’s ability to market its products.

The Company may face costly and time consuming litigation from third parties which claim that the Company’s products infringe on their intellectual property rights, particularly because there is substantial uncertainty about the validity and breadth of medical patents.

There is significant litigation in the biotechnology field regarding patents and other intellectual property rights. Biotechnology companies of roughly the Company’s size and financial position have gone out of business after fighting and losing an infringement battle. The Company may be exposed to future litigation by third parties based on claims that the Company’s technologies, products or activities infringe the intellectual property rights of others or that the Company has misappropriated the trade secrets of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in medical technology patents and the breadth and scope of trade secret protection involve complex legal and factual questions for which important legal principles are unresolved. In particular, there are many patents relating to specific genes, nucleic acids, polypeptides or the uses thereof to treat Alzheimer’s disease and other central nervous system diseases. Some of these may encompass genes or polypeptides that the Company utilizes in its drug development activities. Any litigation or claims against the Company, whether or not valid, could result in substantial costs, could place a significant strain on the Company’s financial and managerial resources and could harm the Company’s reputation. Most of the Company’s license agreements would likely require that the Company pay the costs associated with defending this type of litigation. In addition, intellectual property litigation or claims could force the Company to do one or more of the following:

•
cease selling, incorporating or using any of the Company’s Huperzine A products and/or products that incorporate the challenged intellectual property, which would adversely affect the Company’s future revenue;

•	pay significant damages and the patentee could prevent the Company from using the patented genes or polypeptides for the identification or development of drug compounds;
•	obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or
•	redesign the Company’s products, which would be costly and time consuming.

As of December 31, 2007, the Company has not engaged in discussions, received any communications, nor does the Company have any reason to believe that any third party is challenging or has the proper legal authority to challenge the Company’s intellectual property rights or those of the actual patent holders, or the Company’s licenses.

If the Company is unable to adequately protect or enforce its rights to intellectual property or secure rights to third party patents, the Company may lose valuable rights, experience reduced market share, assuming any, or incur costly litigation to protect these rights.

The Company’s ability to obtain licenses to patents, apply for new patents on a Huperzine A product, maintain trade secret protection and operate without infringing the proprietary rights of others will be important to its commercializing any products under development. Therefore, any disruption in access to the technology could substantially delay the development of Huperzine A or other products.

The patent positions of biotechnology and pharmaceutical companies, including the Company’s, which also involve licensing agreements, are frequently uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, the Company’s patent applications and any issued and licensed patents may not provide protection against competitive technologies or may be held invalid if challenged or circumvented. The Company’s competitors may also independently develop drug technologies or products similar to the Company’s or design around or otherwise circumvent patents issued or licensed to the Company. In addition, the laws of some foreign countries may not protect the Company’s proprietary rights to the same extent as U.S. law.

The Company also relies upon trade secrets, technical know how and continuing technological innovation to develop and maintain the Company’s competitive position. The Company generally will seek to require its employees, consultants, advisors and collaborators to execute appropriate confidentiality and assignment of inventions agreements. These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual’s relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances, and that all inventions arising out of the individual’s relationship with the Company shall be the its exclusive property. These agreements may be breached, or unavailable, and in some instances, the Company may not have an appropriate remedy available for breach of the agreements. Furthermore, the Company’s competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer the Company’s information and techniques, or otherwise gain access to its proprietary technology. The Company may be unable to meaningfully protect its rights in trade secrets, technical know how and other non patented technology.

Although the Company’s trade secrets and technical know how are important, the Company’s continued access to the patents and ability to develop, and apply for, new patents is a significant factor in the development and commercialization of Huperzine A and other products. Aside from the general body of scientific knowledge from other drug processes and technology, these patents and processes, to the Company’s knowledge and based upon its current scientific data, are the only intellectual property necessary to develop its proposed drugs. The Company does not believe that it is or will be knowingly violating any other patents in developing Huperzine A or its other products.

The Company may have to resort to litigation to protect its intellectual property rights, or to determine their scope, validity or enforceability.

Enforcing or defending the Company’s rights is expensive, could cause diversion of its resources and may not prove successful. Any failure to enforce or protect the Company’s rights could cause it to lose the ability to exclude others from using Huperzine A or to develop or sell competing products.

The Company may rely on third party contract research organizations, service providers and suppliers to support development and clinical testing of its products.

Failure of any of these contractors to provide the required services in a timely manner or on reasonable commercial terms could materially delay the development and approval of the Company’s products, increase its expenses and materially harm its business, financial condition and results of operations.

Key components of the Company’s drug technologies may be provided by sole or limited numbers of suppliers, and supply shortages or loss of these suppliers could result in interruptions in supply or increased costs.

Certain components used in the Company’s research and development activities such as naturally occurring Huperzine are currently purchased from a single or a limited number of sources primarily located in China in the case of naturally occurring supplies. The reliance on a sole or limited number of suppliers could result in:

•	potential delays associated with research and development and clinical and preclinical trials due to an inability to timely obtain a single or limited source component;
•	potential inability to timely obtain an adequate supply; and
•	potential of reduced control over pricing, quality and timely delivery.

The Company does not have long-term agreements with any of its suppliers, and therefore the supply of a particular component could be terminated without penalty to the supplier. Any interruption in the supply of components could cause the Company to seek alternative sources of supply or manufacture these components internally. If the supply of any components is interrupted, components from alternative suppliers may not be available in sufficient volumes within required timeframes, if at all, to meet the Company’s needs. This could delay the Company’s ability to complete clinical trials, obtain approval for commercialization or commence marketing, or cause the Company to lose sales, incur additional costs, delay new product introductions or harm the Company’s reputation. Further, components from a new supplier may not be identical to those provided by the original supplier. Such differences if they exist could affect product formulations or the safety and effect of the Company’s products that are being developed and delay regulatory approvals.

Due to the Company’s limited marketing, sales and distribution experience, the Company may be unsuccessful in its efforts to sell its products, enter into relationships with third parties or develop a direct sales organization.

The Company has yet to establish marketing, sales or distribution capabilities for its proposed products. Until such time as the Company’s products are further along in the regulatory process, the Company will not devote meaningful time and resources to this effort. At the appropriate time, the Company intends to enter into agreements with third parties to sell its products, or the Company may develop its own sales and marketing force. The Company may be unable to establish or maintain third party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with the Company’s competitors.

If the Company does not enter into relationships with third parties for the sales and marketing of its products, the Company will need to develop its own sales and marketing capabilities. The Company has limited experience in developing, training or managing a sales force. If the Company chooses to establish a direct sales force, the Company may incur substantial additional expenses in developing, training and managing such an organization. The Company may be unable to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, the Company will compete with many other companies that currently have extensive marketing and sales operations. The Company’s marketing and sales efforts may be unable to compete against these other companies. The Company may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all.

The Company may be unable to engage qualified distributors. Even if engaged, these distributors may:

•	fail to satisfy financial or contractual obligations to the Company;
•	fail to adequately market the Company’s products;
•	cease operations with little or no notice; or
•	offer, design, manufacture or promote competing products.

If the Company fails to develop sales, marketing and distribution channels, the Company would experience delays in product sales and incur increased costs, which would harm the Company’s financial results. If the Company is unable to convince physicians as to the benefits of its intended products, it may incur delays or additional expense in its attempt to establish market acceptance.

Broad use of the Company’s drug technology may require physicians to be informed regarding its products and the intended benefits. The time and cost of such an educational process may be substantial. Inability to successfully carry out this physician education process may adversely affect market acceptance of the Company’s products. The Company may be unable to timely educate physicians regarding its intended products in sufficient numbers to achieve the Company’s marketing plans or to achieve product acceptance. Any delay in physician education may materially delay or reduce demand for the Company’s products. In addition, the Company may expend significant funds towards physician education before any acceptance or demand for the Company’s products is created, if at all.

The Company will require significant additional funding and may have difficulty raising needed capital in the future because of its limited operating history and business risks associated with the Company’s drug technology.

The Company’s business currently does not generate significant revenue from the Company’s proposed products and its limited revenue will not be sufficient to meet its future capital requirements. The Company does not know when, or if, this will change. The Company has expended and will continue to expend substantial funds in the research, development and clinical and pre-clinical testing of its drug technology. The Company will require additional funds to conduct research and development, establish and conduct clinical and pre-clinical trials, establish commercial scale manufacturing arrangements and to provide for the marketing and distribution of its products. Additional funds may not be available on acceptable terms, if at all. If adequate funds are unavailable from any available source, the Company may have to delay, reduce the scope of or eliminate one or more of its research or development programs or product launches or marketing efforts which may materially harm the Company’s business, financial condition and results of operations.

The Company’s long term capital requirements are expected to depend on many factors, including:

•	the number of potential products and technologies in development;
•	continued progress and cost of the Company’s research and development programs;
•	progress with pre-clinical studies and clinical trials;
•	the time and costs involved in obtaining regulatory clearance;
•	costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;
•	costs of developing sales, marketing and distribution channels and the Company’s ability to sell its drugs;
•	costs involved in establishing manufacturing capabilities for clinical trial and commercial quantities of the Company’s drugs;
•	competing technological and market developments;
•	market acceptance or the Company’s products;
•	costs for recruiting and retaining management, employees and consultants; and
•	costs for training physicians.

The Company may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. The Company may seek to raise any necessary additional funds through the exercising of warrants, equity or debt financings, collaborative arrangements with corporate partners or other sources, which may be dilutive to existing stockholders or otherwise have a material effect on the Company’s current or future business prospects. In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, the Company may have to relinquish economic and/or proprietary rights to some of the Company’s technologies or products under development that the Company would otherwise seek to develop or commercialize by itself. If adequate funds are not available, the Company may be required to significantly reduce or refocus its development efforts with regards to its drug technology, compounds and drugs.

The market for the Company’s products is rapidly changing and competitive, and new drug mechanisms, drug technologies, new therapeutics, new drugs and new treatments which may be developed by others could impair the Company’s ability to maintain and grow its business and remain competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render the Company’s technologies and intended products noncompetitive or obsolete, or the Company may be unable to keep pace with technological developments or other market factors.

Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than the Company, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for the Company. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition.

Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects. The Company’s competitors may develop drug technologies and drugs that are safer, more effective or less costly than its intended products and, therefore, present a serious competitive threat to the Company.

The Company has no manufacturing capabilities. If third-party manufacturers of the Company’s product candidates fail to devote sufficient time and resources to the Company’s concerns, or if their performance is substandard, its clinical trials and product introductions may be delayed.

Currently, the Company has no internal manufacturing capabilities for any of its product candidates. The Company cannot be sure that the Company will be able to: (i) acquire or build facilities that will meet quality, quantity and timing requirements; or (ii) enter into manufacturing contracts with others on acceptable terms. Failure to accomplish these tasks would impede the Company’s efforts to bring its product candidates to market, which would adversely affect its business. Moreover, if the Company decides to manufacture one or more product candidates, the Company would incur substantial start-up expenses and would need to expand the Company’s facilities and hire additional personnel.

The Company currently expects to utilize third-party manufacturers to produce the drug compounds used in clinical trials and for the potential commercialization of future products. If the Company is unable to obtain or retain third-party manufacturers, the Company will not be able to commercialize its products. The Company’s reliance on contract manufacturers also will expose the Company to the following risks:

•
contract manufacturers may encounter difficulties in achieving volume production, quality control and quality assurance and also may experience shortages in qualified personnel. As a result, the Company’s contract manufacturers might not be able to meet its clinical schedules or adequately manufacture the Company’s products in commercial quantities when required;

•
switching manufacturers may be difficult because the number of potential manufacturers is limited. It may be difficult or impossible for the Company to find a replacement manufacturer quickly on acceptable terms, or at all;

•
the Company’s contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store or distribute the Company’s products; and

•
if the Company’s primary contract manufacturer should be unable to manufacture any of its product candidates for any reason, or should fail to receive FDA approval or Drug Enforcement Administration approval, commercialization of the Company’s product candidates could be delayed which would negatively impact its business.

Third-party manufacturers also must comply with the FDA, the Drug Enforcement Administration and other regulatory requirements for their facilities. The Company does not have control over third-party manufacturers’ compliance with the regulations and standards established by these agencies. In addition, manufacture of product candidates on a limited basis for investigational use in animal studies or human clinical trials does not guarantee that large-scale, commercial production is viable. Small changes in methods of manufacture can affect the safety, efficacy, controlled release or other characteristics of a product. Changes in methods of manufacture, including commercial scale-up, can, among other things, require the performance of new clinical studies.

The Company’s product development efforts may not result in commercial products.

The Company intends to continue its research and development program. Successful product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Products that appear promising in the early phases of development, such as in early human clinical trials, may fail to reach the market for a number of reasons, such as:

•	the product did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;
•	the product was not effective in treating a specified condition or illness;

•	the product had harmful side effects on humans;
•	the necessary regulatory bodies, such as the FDA, did not approve the Company’s product for an intended use;
•	the product was not economical for the Company to commercialize;
•	other companies or people have or may have proprietary rights over the Company’s product, such as patent rights, and will not let the Company sell it on reasonable terms, or at all; or
•	the product is not cost effective in light of existing therapeutics.

As a result, there can be no assurance that any of the Company’s products currently in development will ever be successfully commercialized.

If the Company fails to negotiate or maintain successful collaborative arrangements with third parties, the Company’s development and commercialization activities may be delayed or reduced.

In the past, the Company has entered into, and expect to enter into in the future, collaborative arrangements with third parties, such as universities, governmental agencies, charitable foundations, manufacturers, contract research organizations and corporate partners, who provide the Company with funding and/or who perform research, development, regulatory compliance, manufacturing or commercialization activities relating to some or all of the Company’s product candidates. If the Company fails to secure or maintain successful collaborative arrangements, its development and commercialization activities may be delayed or reduced.

The Company currently depends and will continue to depend heavily on third parties for support in research and development and clinical and preclinical testing. The Company expects to conduct activities with Georgetown University and Xel Herbaceuticals, Inc., among others, to provide the Company with access to a Huperzine A testing and for a transdermal Huperzine A patch. The Company also expects to conduct activities with Org Syn Laboratory, Inc. to develop synthetic methods to produce Huperzine A. Under certain circumstances, the universities, and other collaborators, may acquire certain rights in newly developed intellectual property developed in conjunction with the Company.

Research and development and clinical trials involve a complex process, and these universities’ facilities may not be sufficient. Inadequate facilities could delay clinical trials of the Company’s drugs and result in delays in regulatory approval and commercialization of its drugs, either of which would materially harm the Company’s business. The Company may utilize a portion of its available cash to establish an independent facility to replace or supplement university facilities.

These collaborative agreements can be terminated under certain conditions by the Company’s partners. The Company’s partners may also under some circumstances independently pursue competing products, delivery approaches or technologies. Even if the Company’s partners continue their contributions to the Company’s collaborative arrangements, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Also, the Company’s partners may fail to perform their obligations under the collaborative arrangements or may be slow in performing their obligations. In addition, the Company’s partners may experience financial difficulties at any time that could prevent them from having available funds to contribute to these collaborations. In these circumstances, the Company’s ability to develop and market potential products could be severely limited.

If the Company is unable to hire and retain additional qualified personnel, the Company’s ability to grow its business may be harmed.

The Company is small and if it is unable to continue to attract, retain and motivate highly qualified management and scientific personnel and develop and maintain important relationships with leading academic institutions and scientists, may not be able to achieve its research and development objectives. Competition for personnel and academic collaborations is intense.

Although the Company has outsourced and intends to continue to outsource its development programs, the Company also may need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. The Company competes for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions and other emerging entrepreneurial companies. Competition for such individuals, particularly in the New York City area, where the Company is located, is intense and the Company cannot be certain that the Company’s search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to the Company’s success. Skilled employees in the Company’s industry are in great demand. The Company is competing for employees against companies located in the New York metropolitan area that are more established than the Company is and has the ability to pay more cash compensation than the Company does. The Company will require experienced scientific personnel in many fields in which there are a limited number of qualified personnel and will have to compete with other technology companies and academic institutions for such personnel. As a result, depending upon the success and the timing of clinical tests, the Company may continue to experience difficulty in hiring and retaining highly skilled employees, particularly scientists. If the Company is unable to hire and retain skilled scientists, its business, financial condition, operating results and future prospects could be materially adversely affected.

If users of the Company’s products are unable to obtain adequate reimbursement from third party payors, or if new restrictive legislation is adopted, market acceptance of the Company’s products may be limited and the Company may not achieve anticipated revenues.

The continuing efforts of government and insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce costs of health care may affect the Company’s future revenues and profitability, and the future revenues and profitability of the Company’s potential customers, suppliers and collaborative partners and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could materially harm the Company’s business, financial condition and results of operations.

The Company’s ability to commercialize its products will depend in part on the extent to which appropriate reimbursement levels for the cost of its products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as HMOs. Third party payors are increasingly challenging the prices charged for medical drugs and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and drugs, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for or rejection of the Company’s drugs. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially harm the Company’s ability to operate profitably.

The Company’s limited operating history makes evaluating its common stock more difficult, and therefore, investors have limited information upon which to rely.

An investor can only evaluate the Company’s business based on a limited operating history. The Company’s operations are expected to change dramatically as the Company evolves from primarily a “virtual” technology holding company with no full-time employees to a capitalized company with larger internal operations and costs. This limited history may not be adequate to enable an investor to fully assess the Company’s ability to develop Huperzine A and proposed drugs, obtain FDA approval, and achieve market acceptance of the Company’s proposed products and respond to competition, or conduct such affairs as are presently contemplated.

The Company’s compliance with the reporting requirements of federal securities laws and SEC rules concerning internal controls may be time consuming, difficult and expensive.

The Company is a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act. It may be time consuming, difficult and costly for the Company to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause the Company’s expenses to be higher than they would be if the Company had remained privately-held. The Company may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If the Company is unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, the Company may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act. Additionally, the Company will incur substantial expenses in connection with the preparation of a registration statement and related documents to register shares of the Company’s common stock which it is obligated to register.

Because the Company became public by means of a reverse merger, it may not be able to attract the attention of major brokerage firms.

There may be risks associated with the Company becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of the Company because there is no incentive to brokerage firms to recommend the purchase of the Company’s common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of the Company.

Risks Relating to the Company’s Common Stock

The market price of the Company’s common stock is likely to be highly volatile and subject to wide fluctuations.

The market price of the Company’s common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond the Company’s control, including:

•	announcements of new products or services by the Company’s competitors;
•	quarterly variations in the Company’s revenues and operating expenses;
•	announcements of technological innovations or new products or services by the Company; and
•	sales of the common stock by the Company’s founders or other selling stockholders.

The common stock is controlled by insiders.

Entities affiliated with David Dantzker, Alan Kestenbaum, Reuben Seltzer and certain affiliated parties beneficially own a large percentage of the Company’s outstanding shares of common stock. Such concentrated control of the Company may adversely affect the price of the common stock. The Company’s principal security holders may be able to control matters requiring approval by security holders, including the election of directors. Such concentrated control may also make it difficult for stockholders to receive a premium for their shares of common stock in the event of a merger with a third party or different transaction that requires stockholder approval. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Accordingly, under certain circumstances, investors may have no effective voice in the management of the Company.

The Company does not expect to pay dividends for the foreseeable future.

The Company currently intends to retain any future earnings to support the development and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the board of directors after taking into account various factors, including but not limited to the Company’s financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that the Company may be a party to at the time.

Shares eligible for sale in the future could negatively affect the Company’s stock price.

The market price of the Company’s common stock could decline as a result of sales of the large number of shares of the Company’s common stock or the perception that these sales could occur. This might also make it more difficult for the Company to raise funds through the issuance of securities. As of December 31, 2007, the Company had 14,004,964 outstanding shares of common stock. As of December 31, 2007, there were an aggregate of 6,178,911 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 400,000   shares of common stock issuable upon exercise of options outstanding under the Company’s 2006 Non-Employee Directors Stock Option Plan, 2,741,554 shares of common stock issuable upon exercise of options outstanding under the Company’s 2006 Incentive Stock Plan, 182,000 shares of common stock issuable upon exercise of options outstanding under the Q-RNA 2002 Stock Incentive Plan, 1,200,712 shares of common stock issuable upon exercise of the outstanding warrants issued to the former stockholders of Q-RNA, Inc. and 1,752,064 shares of common stock issuable upon exercise of the outstanding warrants issued to the investors pursuant to the terms of private placement transactions completed between January 2006 and December 2007. As of December 31, 2007 under the Company’s existing stock option plans, the Company may issue up to an additional 408,446   shares of the Company’s common stock, subject to the terms and conditions of such plans. The Company may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise.

USE OF PROCEEDS

The selling stockholders will receive all proceeds from the sale of the shares of common stock offered by this prospectus. The Company will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

SELLING SECURITY HOLDERS

The following table sets forth, to the Company’s knowledge, certain information about the selling stockholders as of December 31, 2007 based on 14,004,964 shares of common stock outstanding as of December 31, 2007. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days of December 31, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated below, to the Company’s knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Except for 302,581 shares of common stock that are underlying warrants acquired in privately negotiated transactions with the Company, all of the common stock that may be offered by the selling stockholders was issued in private offerings conducted by the Company between January 2006 and December 2007, or is issuable upon exercise of warrants, acquired in those private offerings. The common stock and warrants issued in those private offerings and the privately negotiated transactions were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, or Regulation D thereunder.

In January 2006, the Company completed a private offering of 1,750,000 shares of its common stock and warrants to purchase 437,500 shares of its common stock for $4,375,000 in cash (the “2006 Private Offering”). The exercise price of the warrants issued in the 2006 Private Offering is $5.00 per share and the warrants expire on January 23, 2009. Included among the common stock that may be offered by the selling stockholders are 417,500 shares of common stock underlying the warrants issued in the 2006 Private Offering.

Between November 29, 2006 and March 15, 2007, the Company conducted a private offering of 1,076,396 shares of its common stock and warrants to purchase 538,198 shares of its common stock for $5,516,530 in cash (the “2006-2007 Private Offering”). The exercise price of the warrants issued in the 2006-2007 Private Offering was $7.00 per share and the warrants expire on November 29, 2011. Because of certain anti-dilution protections in each warrant triggered by the 2007 Offering which is described in the next paragraph, the warrants are now exercisable to purchase an aggregate of 689,564 shares of common stock. Because of the aforementioned anti-dilution protections, the warrants are now exercisable at the same price as the warrants issued in the 2007 Offering. Included among the common stock that may be offered by the selling stockholders are 689,564 shares of common stock underlying the warrants issued in the 2006-2007 Private Offering.

On December 14, 2007, the Company completed a private offering of 1,250,000 shares of its common stock and warrants to purchase 625,000 shares of its common stock for $5,000,000 in cash (the “2007 Offering”). The exercise price of the warrants is $7.00 per share unless the warrants are exercised prior to the later of (i) April 30, 2008 or (ii) thirty days after a registration statement registering the shares of common stock underlying the warrants is declared effective by the Securities and Exchange Commission, in which case the exercise price will be $5.00 per share. All of the common stock issued in the 2007 Offering and all of the common stock underlying the warrants issued thereunder are included among the common stock that may be offered by the selling stockholders.

Except as noted below, each of the selling stockholders has informed the Company that it is neither a broker-dealer nor an affiliate of a broker-dealer.

The amounts set forth in the table below reflect the amounts each selling stockholder has indicated it may sell. Some of the selling stockholders may elect to reduce the number of shares sold or may decide not to sell.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Beneficially Owned After Offering (2)
Name of Selling Stockholder (1)	Number	Percentage	Number of Shares of Common Stock Being Offered (3)	Number	Percentage
Principal Investors Fund, Inc. Highyield Fund II (4)	375,000	2.65%	375,000	-	*
Wheatley New York Partners, LP (5)	1,314,227	9.04%	285,000	1,029,227	7.35%
Barry Honig (6)	418,116	2.92%	220,313	197,803	1.41%
Durand Venture Associates, LLC (7)	932,268	6.59%	193,750	738,518	5.27%
Wheatley MedTech Partners, LP (8)	948,382	6.59%	190,000	758,382	5.42%
CGM as custodian for Ronald I. Heller (IRA) (9)	335,391	2.38%	235,547	99,844	*
Whalehaven Capital Fund Limited (10)	185,621	1.32%	181,250	4,371	*
Charles Schwab & Co., Inc., as custodian for Stephen A. Springer IRA (11)	407,705	2.90%	169,219	238,486	1.70%
Insignia Partners, LP (12)	150,000	1.07%	150,000	-	*
Crystal Research Associates, LLC (13)	100,000	*	100,000	-	*
Heller Capital Investments, LLC (14)	295,782	2.10%	96,094	199,688	1.43%
Northwood Capital Partners LP (15)	75,000	*	75,000	-	*
Woodland Venture Fund (16)	75,000	*	75,000	-	*
Gemini Master Fund Ltd. (17)	197,438	1.40%	64,063	133,375	*
Valor Capital Management, LP (18)	280,930	2.00%	64,063	216,868	1.55%
Seneca Ventures (19)	56,250	*	56,250	-	*
David S. Nagelberg (IRA) (20)	147,891	1.05%	48,047	99,844	*
Robert Moriarty (21)	45,000	*	45,000	-	*
BRMR, LLC (22)	37,500	*	37,500	-	*
Camber Capital Fund L.P. (23)	123,072	*	37,500	85,572	*
Gerald Brauser (24)	125,779	*	37,500	88,279	*
Robert S. Colman Trust udt 3/13/85 (25)	37,500	*	37,500	-	*
Dafna Lifescience Ltd. (26)	96,000	*	31,250	64,750	*
David Filer (27)	30,000	*	30,000	-	*
Jerome Belson (28)	32,623	*	30,000	2,623	*
Core Fund, L.P. (29)	27,186	*	25,000	2,186	*

Murray Alon (30)	27,186	*	25,000	2,186	*
Palisades Master Fund (31)	27,185	*	25,000	2,185	*
Fort Mason Master, L.P. (32)	23,478	*	23,478	-	*
Gregory J. Berlacher (33)	33,174	*	23,438	9,736	*
Sal Tiano (34)	18,750	*	18,750	-	*
Hi-Tech Pharmacal Co., Inc. (35)	1,126,922	8.04%	15,000	1,111,922	7.94%
Schreiber Family Trust dtd 2/8/95 (36)	39,488	*	12,813	26,675	*
Chase Mortgage Inc. (37)	63,593	*	12,500	51,093	*
Joseph Giamanco (38)	12,500	*	12,500	-	*
Leon Brauser (39)	51,593	*	12,500	39,093	*
Peter G. and Susan H. Stanley (40)	38,475	*	12,500	25,975	*
WS Investment, LP (41)	68,182	*	12,500	56,312	*
Alan Horwitz (42)	10,000	*	10,000	-	*
Elinor Ganz (43)	10,000	*	10,000	-	*
Martin Goldfarb (44)	10,874	*	10,000	874	*
Michael Alon (45)	50,874	*	10,000	40,874	*
WedBush Morgan Securities (46)	9,911	*	9,911	-	*
Other Stockholders (47)	356,483	2.52%	138,911	217,572	1.55%

*   Less than one percent.

(1)	Unless otherwise indicated, the address of each of the individuals listed in this table is c/o Neuro-Hitech, Inc., One Penn Plaza, Suite 1503, New York, NY 10019.

(2)
Assumes that all shares of common stock registered hereunder will be sold. Consequently, the number of shares of common stock as beneficially owned by each listed stockholder after any offering under this registration statement is equal to the number of shares of common stock beneficially owned by such stockholder prior to such offering, minus the number of shares of common stock, if any, offered by such stockholder in any such offering.

(3)	Includes shares issuable upon exercise of warrants previously issued by us to the selling stockholders.

(4)
Gary Pokryzwinki, portfolio manager, has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus . The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 125,000 shares that are issuable upon the exercise of warrants.

(5)
Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Jonathan Lieber, Seth Lieber, David Dantzker, Brian Rubenstein and Larry Wagenberg are the voting members of Wheatley NY Partners LLC, the general partner of the selling stockholder. Each voting member may be deemed to share voting and dispositive power over such shares. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 135,000 shares that are issuable upon the exercise of warrants.

(6)	The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 182,813 shares that are issuable upon the exercise of warrants.

(7)
Douglas N. Durand, Managing Director, has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 131,250 shares that are issuable upon the exercise of warrants.

(8)
Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Jonathan Lieber, Seth Lieber, David Dantzker, Brian Rubenstein and Nancy Casey are the are the voting members of Wheatley NY Partners LLC, the general partner of the selling stockholder. Each voting member may be deemed to have discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 100,000 shares that are issuable upon the exercise of warrants.

(9)
Ronald I. Heller has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 110,547 shares that are issuable upon the exercise of warrants.

(10)
Michael Finkelstein, Investment Manager, Brian Mazzella, Chief Financial Officer, Trevor Williams, Director and Arthur Jones, Director, share voting and dispositive power over such shares. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 93,750 shares that are issuable upon the exercise of warrants.

(11)
Stephen Springer has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 69,219 shares that are issuable upon the exercise of warrants.

(12)
Robert A. Berlacher, authorized agent, has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 50,000 shares that are issuable upon the exercise of warrants.

(13)
Jeffrey Kraws, Chief Executive Officer, has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 100,000 shares that are issuable upon the exercise of warrants.

(14)
Ronald I. Heller, authorized agent, has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 96,094 shares that are issuable upon the exercise of warrants.

(15)
Robert A. Berlacher, authorized agent, has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 25,000 shares that are issuable upon the exercise of warrants.

(16)
Barry Rubenstein, a general partner of the limited partnership has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 25,000 shares that are issuable upon the exercise of warrants.

(17)
Steven Winters, sole Managing Member of Gemini Strategies, LLC, investment manager of Gemini Master Fund Ltd. has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 64,063 shares that are issuable upon the exercise of warrants.

(18)
John Kratky, Managing Member of Kratky Management LLC, the general partner of Valor Capital Management, LP has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 64,063 shares that are issuable upon the exercise of warrants.

(19)
Barry Rubenstein, a general partner, has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 18,750 shares that are issuable upon the exercise of warrants.

(20)	The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 48,047 shares that are issuable upon the exercise of warrants.

(21)	The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 45,000 shares that are issuable upon the exercise of warrants.

(22)
Barry Rubenstein and Marilyn Rubenstein, the sole members of the selling stockholder, each have discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(23)
Stephen DuBois, Managing Member of Camber Capital Partners L.P., the general partner of the selling stockholder, has discretionary authority to vote over and dispose of the shares held by the selling stockholder and offered pursuant to this prospectus. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(24)	The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 37,500 shares that are issuable upon the exercise of warrants.

(25)	The shares beneficially owned by the selling stockholder and offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(26)
Nathan Fischel, MD, CFA, the Chief Executive Officer of DAFNA Capital Management LLC, the investment adviser for the selling stockholder, has discretionary authority to vote over and dispose of the shares held by the selling stockholder. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(27)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 30,000 shares that are issuable upon the exercise of warrants.

(28)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 30,000 shares that are issuable upon the exercise of warrants.

(29)
David N. Baker, authorized agent, has discretionary authority to vote over and dispose of the shares held by the selling stockholder. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(30)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 25,000 shares that are issuable upon the exercise of warrants.

(31)
Leslie Elliot, authorized agent, has discretionary authority to vote over and dispose of the shares held by the selling stockholder. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 25,000 shares that are issuable upon the exercise of warrants.

(32)
Dan German, managing member, Fort Mason Capital, LLC, general partner of the selling stockholder, has discretionary authority to vote over and dispose of the shares held by the selling stockholder. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 23,478 shares that are issuable upon the exercise of warrants.

(33)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 10,938 shares that are issuable upon the exercise of warrants.

(34)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 6,250 shares that are issuable upon the exercise of warrants.

(35)
David S. Seltzer, Chief Executive Officer of the selling stockholder, has discretionary authority to vote over and dispose of the shares held by the selling stockholder. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 15,000 shares that are issuable upon the exercise of warrants.

(36)
Daniel J. Schreiber has discretionary authority to vote over and dispose of the shares held by the selling stockholder. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,813 shares that are issuable upon the exercise of warrants.

(37)
Mark Herskowitz, authorized agent, has discretionary authority to vote over and dispose of the shares held by the selling stockholder. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(38)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(39)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(40)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(41)
Jay Regan has discretionary authority to vote over and dispose of the shares held by the selling stockholder. The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 12,500 shares that are issuable upon the exercise of warrants.

(42)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 10,000 shares that are issuable upon the exercise of warrants.

(43)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 10,000 shares that are issuable upon the exercise of warrants.

(44)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 10,000 shares that are issuable upon the exercise of warrants.

(45)	The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 10,000 shares that are issuable upon the exercise of warrants.

(46)
The shares beneficially owned by the selling stockholder offered pursuant to this prospectus include 9,911 shares that are issuable upon the exercise of warrants. This stockholder is an affiliate of a broker-dealer and has indicated to us that it has acquired the securities in the ordinary course of business, and at the time of such purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the common stock issuable upon exercise of the warrants.

(47)	Consists of selling stockholders that hold, in the aggregate, less than 1% of the Company’s aggregate outstanding common stock.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors−in−interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non−sale related transfer. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the NASDAQ Capital Market or in the over−the−counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker−dealer as principal and resale by such broker−dealer for the selling stockholder’s own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the NASDAQ Capital Market;
•	privately negotiated transactions; and
•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker−dealers or other financial institutions. In connection with such transactions, broker−dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker−dealers or other financial institutions which require the delivery to such broker−dealer or other financial institution of shares offered by this prospectus, which shares such broker−dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker−dealer or other financial institution, and, upon a default, such broker−dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker−dealers or agents engaged by the selling stockholders may arrange for other broker−dealers to participate. Broker−dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker−dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker−dealer may be deemed to be underwriting discounts and commissions. In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Company has advised the selling stockholders that the anti−manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders may indemnify any broker−dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The Company has agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. The Company has agreed with the selling stockholders to keep a registration statement covering the resale of the aforementioned securities effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) all such securities may be sold immediately without registration under the Securities Act and without volume restrictions, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent and the affected selling stockholders or (iii) the fourth anniversary of the date of the initial effectiveness of the registration statement of which this prospectus constitutes a part.
LEGAL MATTERS

The validity of the securities being offered hereby is being passed upon for the Company by Arent Fox LLP, 1050 Connecticut Avenue, NW, Washington, DC 20036.

EXPERTS

The consolidated financial statements of the Company incorporated by reference in this prospectus have been audited by Moore Stephens, P.C., an independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement the Company filed with the SEC. You should rely only on the information contained in this prospectus or incorporated herein by reference. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents the Company files at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows the Company to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important business, financial and other information to you in this prospectus by referring you to the documents publicly filed with the Securities and Exchange Commission containing this information. The information incorporated by reference is deemed to be a part of this prospectus. The Company incorporates by reference into this registration statement and prospectus the Company’s documents listed below and any documents it files subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (i) after the date of this registration statement but prior to effectiveness of the registration statement and (ii) after the date of this prospectus until the transactions contemplated by this prospectus are completed (which filed documents do not include any portion thereof not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section):

•	The Company’s Annual Report on Form 10−KSB for the fiscal year ended December 31, 2006 filed with the SEC on April 13, 2007, as amended on April 30, 2007 and December 7, 2007;

•
The Company’s Quarterly Report on Form 10−QSB for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 filed with the SEC on May 15, 2007, August 8, 2007 and November 14, 2007, respectively;

•
The Company’s Current Report on Form 8-K filed with the SEC on February 15, 2007, March 26, 2007, April 24, 2007, July 2, 2007, August 29, 2007, September 18, 2007, September 25, 2007, October 4, 2007, November 29, 2007, December 11, 2007, December 19, 2007, January 2, 2008, January 9, 2008 and amendments filed on February 12, 2007 and March 16, 2007 to a Form 8-K filed with the SEC on December 5, 2006;

•	The Company’s Proxy Statement filed with the SEC on June 5, 2007; and

•
The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A filed with the Commission on April 23, 2007 under Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purposes of updating such description.

The reports and other documents that the Company files after the date of this prospectus will update, supplement and supersede the information in this prospectus. All documents that the Company files after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

The Company will provide you with a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to:

Neuro-Hitech, Inc.
One Penn Plaza, Suite 1503
New York, NY 10019
Attention: David Barrett
Chief Financial Officer
Telephone: (212) 594-1215

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by Neuro-Hitech, Inc. in connection with the offerings described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$542
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$5,000
Total	$20,542

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seventh of the Registrant’s Certificate of Incorporation, as amended, provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law and Article Eighth of the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with each of its directors and officers which are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than (i) claims initiated by the indemnitee against the Registrant or its directors and officers unless the Registrant has joined or consented to the claim, (ii) liabilities concerning the purchase and sale of securities in violation of Section 16(b) of the Exchange Act and (iii) claims to which the indemnitee has been adjudged liable to the Registrant, subject to certain exclusions. These indemnification agreements also allow the Registrant, at the indemnitee’s request, to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

The Registrant also has in effect a directors and officers liability insurance policy under which the directors and officers of the Registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.

Item 16. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 17. Undertakings

(a)                                   The Registrant hereby undertakes:

(1)                                   To file, during any period in which it offers or sells securities, a post-effective amendment to this Registrant Statement;

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post−effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                  The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing on an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 14th day of January 2008.

NEURO-HITECH, INC.

By:	/s/ David Barrett
David Barrett
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

*	Chief Executive Officer and Director	January 14, 2008
Gary T. Shearman	Principal Executive Officer and Director

/s/ David Barrett	Chief Financial Officer and	January 14, 2008
David Barrett	Principal Accounting Officer

*	Director	January 14, 2008
John Abernathy

*	Director	January 14, 2008
Mark Auerbach

*	Director	January 14, 2008
David Dantzker

	Director	January 14, 2008
Alan Kestenbaum

	Director	January 14, 2008
Jay Lombard

/s/ Reuben Seltzer	Director	January 14, 2008
Reuben Seltzer

*By: /s/ David Barrett		January 14, 2008
David Barrett As Attorney-in-Fact

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Previously Filed	Filed Herewith

3.1	Certificate of Incorporation of Neurotech Pharmaceuticals, Inc.	8-K	3.1	1/23/06

3.2	Certificate of Merger of Marco Acquisition I, Inc. with and into Marco Hi-Tech JV Ltd.	8-K	3.5	1/30/06

3.3	Certificate of Merger of Marco Acquisition I, Inc. with and into Marco Hi-Tech JV Ltd.	8-K	3.6	1/30/06

3.4	Certificate of Amendment of Certificate of Incorporation of Neurotech Pharmaceuticals, Inc., changing name to Neuro-Hitech Pharmaceuticals, Inc.	8-K	3.7	1/30/06

3.5	Certificate of Ownership and Merger effective August 11, 2006	8-K	3.1	8/11/06

3.6	By-laws of the Company	8-K	3.2	1/23/06

5.01	Opinion of Arent Fox LLP				X

23.01	Consent of Independent Registered Public Accounting Firm					X

23.02	Consent of Arent Fox LLP (filed as part of Exhibit 5.01)				X

24.01	Power of Attorney (Included on Signature Page)				X